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                                                                Exhibit 15


October 25, 1996



New Rockwell International Corporation
Seal Beach, California



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended March 31, 1996 and 1995 and June 30, 1996 and 1995 as indicated in our reports dated April 29, 1996 and August 1, 1996, respectively; because we did not perform an audit, we express no opinion on that information.

We are aware that our reports referred to above, which were included in The Boeing Company Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 are being incorporated by reference in the Registration Statement on Form S-4 of New Rockwell International Corporation.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Seattle, Washington